EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Board of Directors

Interstate Hotels & Resorts, Inc:

We consent to incorporation by reference in the registration statement (No. 333-113229) on Form S-8 (for the Supplemental Deferred Compensation Plan and the Executive Fund), the registration statement (No. 333-60545) on Form S-8 (for the Non-Employee Directors’ Incentive Plan), the registration statement (No. 333-60539) on Form S-8 (for the Incentive Plan), the registration statement (No. 333-61731) on Form S-8 (for The Employee Stock Purchase Plan), the registration statement (No. 333-89740) on Form S-8 (for the 1999 Employee Stock Option Plan), the registration statement (No. 333-92109) on Form S-8, the registration statement (No. 333-107660) on Form S-3 (for the re-sale shelf for CGLH Partners), and the registration statement (No. 333-84531) on Form S-3 of Interstate Hotels & Resorts, Inc. of our report dated February 3, 2004, except as to Notes 8, 9 and 22 which are as of August 9, 2004, with respect to the consolidated balance sheets of Interstate Hotels & Resorts, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2003, which report appears in the current report on Form 8-K of Interstate Hotels & Resorts, Inc.

McLean, Virginia
August 16, 2004